Deloitte LLP
2800 - 1055 Dunsmuir Street
4 Bentall Centre
P.O. Box 49279
Vancouver BC V7X 1P4
Canada

Tel: 604-640-3361
Fax: 778-374-0496
www.deloitte.ca

Consent of Independent Registered Chartered Accountants

We consent to the use in this Registration Statement on Form S-3 of our report dated October 26, 2012 (December 27, 2012 as to the effects of the restatement of warrants) relating to the consolidated financial statements of Celator Pharmaceuticals, Inc. as of and for the year ended December 31, 2011, and for the period from November 18, 1999 (date of incorporation) to December 31, 2011 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to going concern), incorporated by reference in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte LLP

Independent Registered Chartered Accountants

Vancouver, Canada

February 3, 2014